NEWS RELEASE
FOR IMMEDIATE RELEASE
January 30, 2020
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2020 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2019. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2019, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 7, 2020 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:

•	net income of $22.5 million;

•	basic and diluted earnings per share of $0.16;

•	net interest margin of 2.18%;

•	paid dividends of $58.7 million, or $0.425 per share; and

•	on January 28, 2020, announced a cash dividend of $0.085 per share, payable on February 21, 2020 to stockholders of record as of the close of business on February 7, 2020.

Comparison of Operating Results for the Three Months Ended December 31, 2019 and September 30, 2019

For the quarter ended December 31, 2019, the Company recognized net income of $22.5 million, or $0.16 per share, compared to net income of $22.4 million, or $0.16 per share, for the quarter ended September 30, 2019. Income tax expense decreased $1.6 million from the prior quarter largely offset by a $1.1 million, or 2.2%, decrease in net interest income. The net interest margin increased three basis points from 2.15% for the prior quarter to 2.18% for the current quarter. Excluding the effects of the leverage strategy, the net interest margin would have decreased six basis points, from 2.24% for the prior quarter to 2.18% for the current quarter. The leverage strategy was in place during a portion of the prior quarter, and was not in place during the current quarter. The leverage strategy was suspended at certain times during the prior quarter and during all of the current quarter due to the negative interest rate spreads between the related Federal Home Loan Bank Topeka ("FHLB") borrowings and cash held at the Federal Reserve Bank of Kansas City (the "FRB of Kansas City"), making the transaction unprofitable. See additional discussion regarding the leverage strategy in the Financial Condition section below. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to an increase in the cost of retail/business certificates of deposit and a decrease in the yield on interest-earning assets.

To the extent market rates of interest remain at current levels or go lower during the remainder of fiscal year 2020, the Company expects a continued decrease in our net interest margin, due to our loans and securities repricing to lower market yields at a faster pace than our deposits and borrowings, as the majority of those liabilities have stated maturities. Given current levels of yields on new loans and the amount of one- to four-family refinances and endorsements of terms to lower current market rates, the yield on the total loan portfolio is likely to continue to decrease. Additionally, yields on new securities are lower than the portfolio yield. On the liability side, we are constrained in reducing offered rates on new deposit accounts by our efforts to remain competitive with the rates offered by other financial institutions.

Interest and Dividend Income
The weighted average yield on total interest-earning assets was 3.58% for the current quarter, unchanged from the prior quarter, while the average balance of interest-earning assets decreased $354.4 million between the two periods. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased four basis points, from 3.62% for the prior quarter to 3.58% for the current quarter, while the average balance of interest-earning assets would have increased $43.4 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,914	$70,366	$(452)	(0.6)%
Mortgage-backed securities ("MBS")	6,102	6,293	(191)	(3.0)
FHLB stock	1,826	2,156	(330)	(15.3)
Investment securities	1,507	1,585	(78)	(4.9)
Cash and cash equivalents	687	2,885	(2,198)	(76.2)
Total interest and dividend income	$80,036	$83,285	$(3,249)	(3.9)

The weighted average yield on the loans receivable portfolio decreased two basis points, from 3.77% for the prior quarter to 3.75% for the current quarter, due mainly to loans repricing to lower market rates as a result of endorsements, refinances, and adjustable-rate loan resets, as well as the origination of new loans at market rates lower than the existing portfolio. The decrease in interest income on the MBS portfolio was due primarily to a six basis point decrease in the weighted average yield on the portfolio to 2.61% for the current quarter. The decrease in the weighted average yield was due primarily to the purchase of MBS at market rates lower than the existing portfolio. The decrease in interest income on FHLB stock and cash and cash equivalents was due mainly to the leverage strategy being in place during a portion of prior quarter, and not being in place during the current quarter.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities for the current quarter decreased three basis points, from 1.62% for the prior quarter to 1.59% for the current quarter, and the average balance of interest-bearing liabilities decreased $370.4 million between the two periods. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased two basis points, from 1.57% for the prior quarter to 1.59% for the current quarter, and the average balance of interest-bearing liabilities would have increased $27.5 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$17,962	$17,471	$491	2.8%
Borrowings	13,377	16,003	(2,626)	(16.4)
Total interest expense	$31,339	$33,474	$(2,135)	(6.4)

The increase in interest expense on deposits was due primarily to an increase in the cost of the retail/business certificate of deposit portfolio during the current quarter, partially offset by a decrease in the cost of the money market portfolio due to a decrease in the weighted average balance and rate of that portfolio. The weighted average rate of the retail/business certificate of deposit portfolio increased seven basis points, to 2.09% for the current quarter, and the average balance increased $76.8 million, or approximately 3%. Late in the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates, and during the fourth quarter of fiscal year 2019, the Bank ran a special certificate of deposit campaign (the "unTraditional campaign"). These actions resulted in growth in the short-term and certain intermediate-term certificates of deposit throughout the fourth quarter of fiscal year 2019, and the current quarter included a full quarter impact of this growth. See the Financial Condition section below for more information.

The borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on borrowings not related to the leverage strategy decreased $64 thousand from the prior quarter due to a decrease in the average rate paid on the FHLB line of credit during the current quarter. Interest expense on FHLB borrowings associated with the leverage strategy decreased $2.6 million from the prior quarter due to the leverage strategy being in place during a portion of the prior quarter and not being in place during the current quarter.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $225 thousand, compared to a provision for credit losses during the prior quarter of $300 thousand. The $225 thousand provision for credit losses in the current quarter related to certain commercial loans that were acquired in the Capital City Bancshares, Inc. ("CCB") acquisition and were renewed after the acquisition.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,062	$3,159	$(97)	(3.1)%
Insurance commissions	691	749	(58)	(7.7)
Other non-interest income	1,751	1,951	(200)	(10.3)
Total non-interest income	$5,504	$5,859	$(355)	(6.1)

The decrease in other non-interest income was due mainly to a decrease in commercial loan fee-related income, partially offset by the receipt of a bank-owned life insurance ("BOLI") death benefit during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2019	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,471	$13,940	$(469)	(3.4)%
Information technology and related expense	4,141	4,080	61	1.5
Occupancy, net	3,207	3,264	(57)	(1.7)
Advertising and promotional	1,410	1,647	(237)	(14.4)
Regulatory and outside services	1,343	1,566	(223)	(14.2)
Deposit and loan transaction costs	711	596	115	19.3
Office supplies and related expense	519	555	(36)	(6.5)
Federal insurance premium	—	(615)	615	(100.0)
Other non-interest expense	1,698	1,297	401	30.9
Total non-interest expense	$26,500	$26,330	$170	0.6

The decrease in salaries and employee benefits expense was due mainly to the prior quarter including compensation expense on unallocated Employee Stock Ownership Plan ("ESOP") shares, which was related to the True Blue Capitol dividend paid in June 2019.  The decrease in advertising and promotional expense was due primarily to the timing of campaigns and sponsorships. The decrease in regulatory and outside services expense was due mainly to the timing of external audit expenses. During the prior fiscal year, the Bank began utilizing a credit from the Federal Deposit Insurance Corporation ("FDIC") as a result of the FDIC deposit insurance fund ratio exceeding 1.38%. Pursuant to regulatory guidance, once the insurance fund exceeds 1.38% of insured deposits, deposit insurance assessment credits are allocated to banks with less than $10 billion in assets, to compensate for premiums previously paid that contributed to growth of the fund past 1.15%. The $615 thousand credit in the prior quarter represented the reversal of the accrual related to the June 2019 federal insurance premium payment that was to be paid in September 2019, but was not paid due to utilizing the assessment credit. These credits fully offset the Bank's premium assessments during the current quarter and will continue to offset the Bank's premium assessments as long as the insurance fund ratio remains above 1.38% of insured deposits and the Bank still has a remaining assessment credit balance. As of December 31, 2019, the Bank had a remaining assessment credit of approximately $900 thousand. The increase in other non-interest expense was due primarily to a write-down of an other real estate owned ("OREO") property that was added in the CCB acquisition. This property was sold during the current quarter.

The Company's efficiency ratio was 48.89% for the current quarter compared to 47.30% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A lower value indicates that the financial institution is generating revenue with a proportionally lower level of expense.

Income Tax Expense
Income tax expense was $5.0 million for the current quarter, compared to $6.6 million for the prior quarter. The effective tax rate was 18.1% for the current quarter compared to 22.8% for the prior quarter. The effective tax rate was lower in the current quarter due primarily to a discrete benefit recognized as a result of favorable federal tax guidance that was issued during the current quarter related to certain BOLI policies added in the CCB acquisition. Management anticipates the effective income tax rate for the remainder of fiscal year 2020 will be approximately 22% each quarter, resulting in an effective tax rate of approximately 21% for fiscal year 2020.

Comparison of Operating Results for the Three Months Ended December 31, 2019 and 2018

The Company recognized net income of $22.5 million, or $0.16 per share, for the quarter ended December 31, 2019 compared to net income of $24.4 million, or $0.18 per share, for the quarter ended December 31, 2018. The decrease in net income was due primarily to a decrease in net interest income, partially offset by a decrease in income tax expense.

Net interest income decreased $3.6 million, or 6.9%, from the prior year quarter to $48.7 million for the current quarter. The net interest margin decreased nine basis points, from 2.27% for the prior year quarter to 2.18% for the current quarter. The leverage strategy was in place during a portion of the prior year quarter, and was not in place during the current quarter. When the leverage strategy is in place, it reduces the net interest margin due to the amount of earnings from the transaction in comparison to the size of the transaction. Excluding the effects of the leverage strategy, the net interest margin would have decreased 14 basis points, from 2.32% for the prior year quarter to 2.18% for the current quarter. The decrease in the net interest margin, excluding the effects of the leverage strategy, was due mainly to an increase in the cost of retail/business certificates of deposit.

Interest and Dividend Income
The weighted average yield on total interest-earning assets increased two basis points, from 3.56% for the prior year quarter to 3.58% for the current quarter, while the average balance of interest-earning assets decreased $306.6 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average yield on total interest-earning assets would have decreased one basis point, from 3.59% for the prior year quarter to 3.58% for the current quarter, and the average balance of interest-earning assets would have decreased $78.4 million. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,914	$70,772	$(858)	(1.2)%
MBS	6,102	6,523	(421)	(6.5)
FHLB stock	1,826	1,971	(145)	(7.4)
Investment securities	1,507	1,441	66	4.6
Cash and cash equivalents	687	1,714	(1,027)	(59.9)
Total interest and dividend income	$80,036	$82,421	$(2,385)	(2.9)

The decrease in interest income on loans receivable was due mainly to a decrease in yield resulting from an increase in the amortization of premiums related to correspondent loan payoff activity. This was partially offset by a shift in the mix of the portfolio, as the average balance of lower-yielding one- to four-family loans decreased $249.9 million, partially offset by a $176.9 million increase in the average balance of higher-yielding commercial loans. The decrease in interest income on the MBS portfolio was due to a $74.2 million decrease in the average balance of the portfolio. The decrease in dividend income on FHLB stock and the decrease in interest income on cash and cash equivalents were due primarily to the leverage strategy being in place for a portion of the prior year quarter and not being in place during the current quarter. See additional discussion regarding the leverage strategy in the Financial Condition section below.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities increased 11 basis points, from 1.48% for the prior year quarter to 1.59% for the current quarter, while the average balance of interest-bearing liabilities decreased $235.5 million from the prior year quarter. Absent the impact of the leverage strategy, the weighted average rate paid on total interest-bearing liabilities would have increased 13 basis points, from 1.46% for the prior year quarter to 1.59% for the current quarter, while the average balance of interest-bearing liabilities would have decreased $7.2 million. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$17,962	$15,725	$2,237	14.2%
Borrowings	13,377	14,395	(1,018)	(7.1)
Total interest expense	$31,339	$30,120	$1,219	4.0

The increase in interest expense on deposits was due primarily to an increase in the cost of the retail/business certificate of deposit portfolio. The weighted average rate of the retail/business certificate of deposit portfolio increased 27 basis points, to 2.09% for the current quarter, and the average balance increased $182.0 million, or approximately 7%. Late in the third quarter of fiscal year 2019, the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit in an effort to encourage customers to move funds to those terms and during the fourth quarter of fiscal year 2019, the Bank held the unTraditional campaign, resulting in growth in the short-term and certain intermediate-term certificates of deposit. See the Financial Condition section below for more information.

The borrowings line item in the table above includes interest expense associated and not associated with the leverage strategy. Interest expense on borrowings not related to the leverage strategy increased $359 thousand from the prior year quarter due to an 11 basis point increase in the weighted average rate paid, to 2.36% for the current quarter. The increase in the weighted average rate paid was due primarily to certain maturing FHLB advances being replaced at higher effective market interest rates. Interest expense on FHLB borrowings associated with the leverage strategy decreased $1.4 million from the prior year quarter due to the leverage strategy being in place for a portion of the prior year quarter and not being in place during the current quarter.

Provision for Credit Losses
The Bank recorded a provision for credit losses during the current quarter of $225 thousand, compared to no provision for credit losses during the prior year quarter. The $225 thousand provision for credit losses in the current quarter related to certain commercial loans that were acquired in the CCB acquisition and were renewed after the acquisition.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$3,062	$3,352	$(290)	(8.7)%
Insurance commissions	691	626	65	10.4
Other non-interest income	1,751	1,446	305	21.1
Total non-interest income	$5,504	$5,424	$80	1.5

The decrease in deposit service fees was due mainly to the discontinuation of point-of-sale service charges, which the Bank ceased charging in April 2019. The increase in other non-interest income was due mainly to the receipt of a BOLI death benefit during the current quarter.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2019	2018	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$13,471	$12,962	$509	3.9%
Information technology and related expense	4,141	4,599	(458)	(10.0)
Occupancy, net	3,207	3,252	(45)	(1.4)
Advertising and promotional	1,410	760	650	85.5
Regulatory and outside services	1,343	1,766	(423)	(24.0)
Deposit and loan transaction costs	711	736	(25)	(3.4)
Office supplies and related expense	519	459	60	13.1
Federal insurance premium	—	528	(528)	(100.0)
Other non-interest expense	1,698	1,720	(22)	(1.3)
Total non-interest expense	$26,500	$26,782	$(282)	(1.1)

The increase in salaries and employee benefits expense was due primarily to an increase in commissions and merit increases. The decrease in information technology and related expense was due mainly to the prior year quarter including costs related to the integration of CCB operations. The increase in advertising and promotional expense was due to the timing of campaigns and sponsorships. The decrease in regulatory and outside services expense was due primarily to a decrease in consulting and external audit fees in the current quarter. The decrease in the federal insurance premium was due mainly to the Bank receiving an assessment credit from the FDIC as discussed above.

The Company's efficiency ratio was 48.89% for the current quarter compared to 46.40% for the prior year quarter. The change in the efficiency ratio was due to lower net interest income in the current quarter compared to the prior year quarter.

Income Tax Expense
Income tax expense was $5.0 million for the current quarter compared to $6.6 million for the prior quarter. The effective tax rate was 18.1% for the current quarter compared to 21.2% for the prior year quarter. The lower effective tax rate in the current quarter compared to the prior year quarter was due mainly to the enactment of favorable tax guidance in the current quarter related to certain BOLI policies added in the CCB acquisition, as discussed above.

Financial Condition as of December 31, 2019
Management continues to manage the size and mix of the loan portfolio, over the long-term, by utilizing cash flows from the one- to four-family loan portfolio to fund commercial loan growth. Given the current level of total assets and the interest rate environment, it is unlikely that the total loan portfolio will increase materially during fiscal year 2020. Over the past few years, we have worked to maintain our net interest margin by reinvesting cash flows from lower yielding assets into higher yielding assets and repaying higher costing liabilities. Following the Federal Reserve rate increase in December 2018, the Bank increased its offered rates on certificates of deposit in order to remain competitive with other financial institutions. As the Federal Reserve has reduced overnight rates, the Bank has reduced its offered rates on certificates of deposit. The benefit of the lower rates will be realized over time as existing certificates of deposit mature. The Bank is constrained in reducing offered rates on certificates of deposit by its efforts to remain competitive with the rates offered by other financial institutions. Additionally, the Bank began reducing its balance of public unit certificates of deposit late in the third quarter of fiscal year 2019 in order to reduce its use of wholesale funds and release securities pledged as collateral, which assists with liquidity levels.

Total assets were $9.24 billion at December 31, 2019, a decrease of $103.4 million, or 1.1%, from September 30, 2019, due to a $149.7 million decrease in cash and cash equivalents. During the current quarter, cash flows were used to pay $58.7 million of cash dividends to stockholders, pay down $50.0 million in FHLB borrowings, and pay borrowers' real estate taxes.

Total loans were $7.43 billion at December 31, 2019, an increase of $12.5 million, from September 30, 2019. The increase was primarily in the originated one- to four-family loan portfolio, partially offset by a decrease in commercial loans due mainly to the payoff of a $36.7 million participation loan. During the current quarter, the Bank originated and refinanced $256.4 million of one- to four-family and consumer loans with a weighted average rate of 3.51% and purchased $108.5 million of one- to four-family loans from correspondent lenders with a weighted average rate of 3.45%. The Bank also originated $32.4 million of commercial loans with a weighted average rate of 4.89% and entered into commercial real estate loan participations of $28.4 million at a weighted average rate of 4.65%. The commercial loan portfolio totaled $748.2 million at December 31, 2019 and was composed of 78% commercial real estate, 14% commercial construction, and 8% commercial and industrial. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $181.6 million, was $872.8 million at December 31, 2019. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $18.9 million, was $75.9 million at December 31, 2019.

On October 1, 2019, the Company adopted Accounting Standards Update ("ASU") 2016-02, Leases and all subsequent ASUs that modified Topic 842. As a result of the adoption, the Company recorded a right-of-use asset of $15.7 million and a lease liability of $15.5 million, based on the present value of the expected remaining lease payments as of October 1, 2019. The right-of-use asset was included in other assets and the lease liability was included in accounts payable and accrued expenses in the Company's December 31, 2019 consolidated balance sheet.

Total deposits were $5.59 billion at December 31, 2019, an increase of $4.0 million from September 30, 2019. There were some compositional changes within the deposit portfolio during the current quarter. Non-maturity deposits increased $71.3 million, partially offset by a $36.4 million decrease in retail/business certificates of deposit and a $30.9 million decrease in public unit certificates of deposit. Within the retail/business certificate of deposit portfolio, short-term and intermediate-term certificates of deposit increased $66.2 million during the current quarter while longer-term and variable rate certificates of deposit decreased $102.6 million. The change in the composition of the retail/business certificate of deposit portfolio was intentional as the Bank increased offered rates on short-term and certain intermediate-term certificates of deposit late in the third quarter of fiscal year 2019 and ran the unTraditional campaign during the fourth quarter of fiscal year 2019. The intention of the unTraditional campaign was to attract deposits with generally shorter terms to maturity, to allow the Bank to more quickly reprice certificate of deposit funds lower if market interest rates decrease.

Beginning in late November 2019 and continuing into December 2019, the Bank reduced offered rates on several certificate of deposit terms. These reductions did not negatively impact the Bank's overall retention rate for fixed-rate certificates of deposit that subsequently matured. Since the reductions occurred later in the quarter, the impact on current quarter interest expense was negligible.

Total borrowings at December 31, 2019 were $2.19 billion, a decrease of $50.0 million, or 2.2%, from September 30, 2019. The decrease was due to not renewing a portion of the FHLB advances that matured during the current quarter.

Stockholders' equity was $1.31 billion at December 31, 2019 compared to $1.34 billion at September 30, 2019. The $29.7 million decrease was due primarily to the payment of $58.7 million in cash dividends, partially offset by net income of $22.5 million during the current quarter. In the long run, management considers a ratio of stockholders' equity to total assets at the Bank of at least 10% an appropriate level of capital. At December 31, 2019, this ratio was 12.7%. The cash dividends paid during the current quarter totaled $0.425 per share and consisted of a $0.34 per share cash true-up dividend related to fiscal year 2019 earnings per the Company's dividend policy, and a regular quarterly cash dividend of $0.085 per share. On January 28, 2020, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.7 million, payable on February 21, 2020 to stockholders of record as of the close of business on February 7, 2020.

At times, the Bank has utilized a leverage strategy to increase earnings. The leverage strategy involves borrowing up to $2.10 billion either on the Bank's FHLB line of credit or by entering into short-term FHLB advances, depending on the rates offered by FHLB. The borrowings are repaid at quarter end, or earlier if the strategy is suspended. The proceeds from the borrowings, net of the required FHLB stock holdings which yield approximately 7.5% from dividends, are deposited at the FRB of Kansas City. Net income attributable to the leverage strategy is largely derived from the dividends received on FHLB stock holdings, plus the net interest rate spread between the yield on the cash at the FRB of Kansas City and the rate paid on the related FHLB borrowings, less applicable federal insurance premiums and estimated taxes. Net income attributable to the leverage strategy was $22 thousand during the quarter ended September 30, 2019 and $14 thousand during the quarter ended December 31, 2018. The leverage strategy was not in place during the current quarter, due to the large negative interest rate spread making the strategy unprofitable. Management continues to monitor the net interest rate spread and overall profitability of the strategy. It is expected that the strategy will be reimplemented if it reaches a position that is profitable.

At December 31, 2019, Capitol Federal Financial, Inc., at the holding company level, had $90.6 million on deposit at the Bank. For fiscal year 2020, it is the intent of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company.

The Company has authorized the repurchase of up to $70.0 million of its common stock under its stock repurchase plan. Shares may be repurchased from time to time based upon market conditions and available liquidity. There is no expiration for this repurchase plan and no shares have been repurchased under this repurchase plan.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2019	2019	2018
	(Dollars in thousands)
Stockholders' equity	$1,306,594	$1,336,326	$1,345,913
Equity to total assets at end of period	14.1%	14.3%	14.5%

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2019.

Total shares outstanding	141,502,665
Less unallocated ESOP shares and unvested restricted stock	(3,539,709)
Net shares outstanding	137,962,956

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. As of December 31, 2019, the Bank and Company exceeded all regulatory capital requirements. The following table presents the Bank's regulatory capital ratios at December 31, 2019.

		Regulatory
		Requirement For
	Bank	Well-Capitalized
	Ratios	Status
Tier 1 leverage ratio	12.5%	5.0%
Common equity tier 1 capital ratio	24.1	6.5
Tier 1 capital ratio	24.1	8.0
Total capital ratio	24.3	10.0

In September 2019, the regulatory agencies, including the Office of the Comptroller of the Currency and Board of Governors of the Federal Reserve System, adopted a final rule, effective January 1, 2020, creating a community bank leverage ratio ("CBLR") for institutions with total consolidated assets of less than $10 billion and that meet other qualifying criteria. The CBLR provides for a simple measure of capital adequacy for qualifying institutions. Qualifying institutions that elect to use the CBLR framework and that maintain a leverage ratio of greater than 9% will be considered to have satisfied the generally applicable risk-based and leverage capital requirements in the regulatory agencies' capital rules and to have met the well-capitalized ratio requirements. Management intends to elect the CBLR framework for the Bank and Company which will be reflected in the Bank's and Company's March 31, 2020 regulatory reports.

The following table presents a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital amounts as of December 31, 2019 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,174,713
Accumulated Other Comprehensive Income ("AOCI")	9,927
Goodwill and other intangibles, net of associated deferred taxes	(14,975)
Total tier 1 capital	1,169,665
Allowance for credit losses ("ACL")	9,435
Total capital	$1,179,100

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including the possibility that expected cost savings, synergies and other benefits from the acquisition of CCB might not be realized within the anticipated time frames or at all, changes in economic conditions in the Company's market area, changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities, other governmental initiatives affecting the financial services industry, changes in accounting principles, policies or guidelines, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2019	2019
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $46,427 and $198,809)	$70,703	$220,370
Available-for-sale ("AFS") securities, at estimated fair value	1,229,587	1,204,863
Loans receivable, net (ACL of $9,435 and $9,226)	7,429,207	7,416,747
FHLB stock, at cost	99,861	98,456
Premises and equipment, net	98,188	96,784
Income taxes receivable, net	—	2
Other assets	309,026	302,796
TOTAL ASSETS	$9,236,572	$9,340,018

LIABILITIES:
Deposits	$5,585,851	$5,581,867
Borrowings	2,189,991	2,239,989
Advance payments by borrowers for taxes and insurance	27,284	65,686
Income taxes payable, net	3,802	—
Deferred income tax liabilities, net	15,308	14,282
Accounts payable and accrued expenses	107,742	101,868
Total liabilities	7,929,978	8,003,692

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 141,502,665 and 141,440,030
shares issued and outstanding as of December 31, 2019 and September 30, 2019, respectively	1,415	1,414
Additional paid-in capital	1,211,172	1,210,226
Unearned compensation, ESOP	(34,279)	(34,692)
Retained earnings	138,213	174,277
AOCI, net of tax	(9,927)	(14,899)
Total stockholders' equity	1,306,594	1,336,326
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,236,572	$9,340,018

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
INTEREST AND DIVIDEND INCOME:
Loans receivable	$69,914	$70,366	$70,772
MBS	6,102	6,293	6,523
FHLB stock	1,826	2,156	1,971
Investment securities	1,507	1,585	1,441
Cash and cash equivalents	687	2,885	1,714
Total interest and dividend income	80,036	83,285	82,421

INTEREST EXPENSE:
Deposits	17,962	17,471	15,725
Borrowings	13,377	16,003	14,395
Total interest expense	31,339	33,474	30,120

NET INTEREST INCOME	48,697	49,811	52,301

PROVISION FOR CREDIT LOSSES	225	300	—
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	48,472	49,511	52,301

NON-INTEREST INCOME:
Deposit service fees	3,062	3,159	3,352
Insurance commissions	691	749	626
Other non-interest income	1,751	1,951	1,446
Total non-interest income	5,504	5,859	5,424

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,471	13,940	12,962
Information technology and related expense	4,141	4,080	4,599
Occupancy, net	3,207	3,264	3,252
Advertising and promotional	1,410	1,647	760
Regulatory and outside services	1,343	1,566	1,766
Deposit and loan transaction costs	711	596	736
Office supplies and related expense	519	555	459
Federal insurance premium	—	(615)	528
Other non-interest expense	1,698	1,297	1,720
Total non-interest expense	26,500	26,330	26,782
INCOME BEFORE INCOME TAX EXPENSE	27,476	29,040	30,943
INCOME TAX EXPENSE	4,965	6,631	6,560
NET INCOME	$22,511	$22,409	$24,383

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2019	2019	2018
	(Dollars in thousands, except per share amounts)
Net income	$22,511	$22,409	$24,383
Income allocated to participating securities	(19)	(20)	(9)
Net income available to common stockholders	$22,492	$22,389	$24,374

Average common shares outstanding	137,897,561	137,676,683	137,550,471
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	137,898,010	137,801,029	137,550,920

Effect of dilutive stock options	78,112	65,960	41,459

Total diluted average common shares outstanding	137,976,122	137,866,989	137,592,379

Net earnings per share:
Basic	$0.16	$0.16	$0.18
Diluted	$0.16	$0.16	$0.18

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	435,750	439,750	550,021

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2019			September 30, 2019			December 31, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,927,015	3.71%	52.9%	$3,873,851	3.74%	52.2%	$3,955,975	3.77%	52.6%
Correspondent purchased	2,343,750	3.62	31.6	2,349,877	3.64	31.7	2,491,692	3.61	33.2
Bulk purchased	237,691	2.93	3.2	252,347	2.94	3.4	279,719	2.67	3.7
Construction	38,771	3.82	0.5	36,758	4.00	0.5	33,443	4.08	0.4
Total	6,547,227	3.65	88.2	6,512,833	3.68	87.8	6,760,829	3.67	89.9
Commercial:
Commercial real estate	583,848	4.48	7.9	583,617	4.48	7.9	463,317	4.36	6.2
Commercial and industrial	57,019	4.97	0.8	61,094	5.14	0.8	61,221	5.19	0.8
Construction	107,372	4.68	1.4	123,159	4.81	1.7	93,244	4.74	1.2
Total	748,239	4.54	10.1	767,870	4.58	10.4	617,782	4.50	8.2
Consumer loans:
Home equity	118,491	5.73	1.6	120,587	6.15	1.6	129,795	6.20	1.8
Other	10,877	4.58	0.1	11,183	4.57	0.2	10,481	4.51	0.1
Total	129,368	5.63	1.7	131,770	6.02	1.8	140,276	6.07	1.9
Total loans receivable	7,424,834	3.77	100.0%	7,412,473	3.81	100.0%	7,518,887	3.78	100.0%

Less:
ACL	9,435			9,226			8,558
Discounts/unearned loan fees	30,323			31,058			33,139
Premiums/deferred costs	(44,131)			(44,558)			(48,590)
Total loans receivable, net	$7,429,207			$7,416,747			$7,525,780

Loan Activity: The following table summarizes activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid-off as a result of refinances and loans that were sold are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the quarter ended December 31, 2019, the Bank endorsed $53.0 million of one- to four-family loans, reducing the average rate on those loans by 79 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal.

	For the Three Months Ended
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,412,473	3.81%	$7,501,741	3.83%	$7,564,076	3.82%	$7,518,887	3.78%
Originated and refinanced:
Fixed	233,693	3.52	188,753	3.60	121,871	4.09	78,678	4.58
Adjustable	55,126	4.30	59,550	4.37	63,341	4.87	123,006	4.80
Purchased and participations:
Fixed	123,118	3.77	49,161	4.12	29,447	4.65	35,387	5.46
Adjustable	13,801	3.06	12,305	3.55	10,018	3.85	11,331	4.01
Change in undisbursed loan funds	(9,743)		12,293		34,742		30,500
Repayments	(403,361)		(410,624)		(321,439)		(233,625)
Principal (charge-offs)/recoveries, net	(16)		(110)		(33)		61
Other	(257)		(596)		(282)		(149)
Ending balance	$7,424,834	3.77	$7,412,473	3.81	$7,501,741	3.83	$7,564,076	3.82

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores are updated at least semiannually, with the latest update in September 2019, from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2019					December 31, 2018
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,927,015	60.3%	768	62%	$142	$3,955,975	58.8%	767	62%	$139
Correspondent purchased	2,343,750	36.0	764	65	372	2,491,692	37.0	764	66	377
Bulk purchased	237,691	3.7	763	61	302	279,719	4.2	758	62	304
	$6,508,456	100.0%	766	63	187	$6,727,386	100.0%	765	64	186

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Of the loans originated during the current quarter, $75.7 million were refinanced from other lenders.

	For the Three Months Ended
	December 31, 2019			December 31, 2018
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$172,386	74%	768	$126,325	77%	754
Refinanced by Bank customers	64,523	68	761	12,954	67	743
Correspondent purchased	108,493	72	767	52,940	74	763
	$345,402	72	766	$192,219	75	756

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the quarter ended December 31, 2019.

	For the Three Months Ended
	December 31, 2019
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$207,637	60.1%	3.35%
Missouri	60,081	17.4	3.38
Texas	44,068	12.8	3.37
Other states	33,616	9.7	3.51
	$345,402	100.0%	3.37

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2019, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$14,849	$41,355	$12,311	$68,515	3.39%
Correspondent	21,919	98,243	19,845	140,007	3.43
	$36,768	$139,598	$32,156	$208,522	3.42

Rate	2.99%	3.62%	3.02%

Commercial Loans: During the current quarter, the Bank originated $32.4 million of commercial loans, entered into commercial real estate loan participations totaling $28.4 million, and processed commercial loan disbursements, excluding lines of credit, of approximately $40 million at a weighted average rate of 4.91%. Additionally, a single $36.7 million commercial real estate participation loan was repaid in full during the current quarter.

The following table presents the Bank's commercial real estate loans and loan commitments by type of primary collateral, as of December 31, 2019. Included in the gross loan amounts in the table, which does not include outstanding commitments, are fixed-rate loans totaling $494.6 million at a weighted average rate of 4.36% and adjustable-rate loans totaling $331.5 million at a weighted average rate of 4.88%. The weighted average rate of fixed-rate loans is lower than that of adjustable-rate loans due primarily to the majority of the fixed-rate loans in the portfolio at December 31, 2019 having shorter terms to maturity.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Senior housing	$218,686	$54,851	$273,537	$—	$273,537	31.3%
Hotel	113,238	23,823	137,061	40,000	177,061	20.3
Retail building	119,383	27,331	146,714	6,390	153,104	17.5
Multi-family	56,473	18,238	74,711	—	74,711	8.6
One- to four-family property	55,174	3,740	58,914	163	59,077	6.8
Office building	48,634	1,583	50,217	—	50,217	5.8
Single use building	45,224	4,598	49,822	—	49,822	5.7
Other	34,408	670	35,078	181	35,259	4.0
	$691,220	$134,834	$826,054	$46,734	$872,788	100.0%

Weighted average rate	4.51%	4.89%	4.57%	5.56%	4.62%

The following table summarizes the Bank's commercial real estate loans and loan commitments by state as of December 31, 2019.

	Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Principal	Amount	Amount	Commitments	Total	Total
	(Dollars in thousands)
Kansas	$284,738	$17,122	$301,860	$4,675	$306,535	35.1%
Missouri	218,080	71,120	289,200	2,059	291,259	33.4
Texas	91,438	36,000	127,438	40,000	167,438	19.2
Nebraska	30,864	2,822	33,686	—	33,686	3.9
Kentucky	23,589	1,970	25,559	—	25,559	2.9
California	5,990	4,300	10,290	—	10,290	1.2
Other	36,521	1,500	38,021	—	38,021	4.3
	$691,220	$134,834	$826,054	$46,734	$872,788	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2019.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$152,031
>$15 to $30 million	11	266,835
>$10 to $15 million	4	50,350
>$5 to $10 million	13	84,543
$1 to $5 million	91	206,017
Less than $1 million	1,186	188,950
	1,309	$948,726

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Of the loans 30 to 89 days delinquent at December 31, 2019, approximately 72% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and nonaccrual loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately three months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	96	$9,004	90	$7,223	94	$7,749	79	$8,694	118	$9,765
Correspondent purchased	13	4,117	9	2,721	14	3,727	13	4,133	10	1,969
Bulk purchased	14	3,307	16	3,581	13	2,249	13	2,722	15	2,780
Commercial	7	1,192	8	826	12	1,699	13	1,361	2	64
Consumer	40	488	42	525	43	630	37	481	42	744
	170	$18,108	165	$14,876	176	$16,054	155	$17,391	187	$15,322
30 to 89 days delinquent loans
to total loans receivable, net		0.24%		0.20%		0.21%		0.23%		0.20%

	Non-Performing Loans and OREO at:
	December 31, 2019		September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	44	$3,552	44	$3,268	58	$5,069	67	$5,172	69	$5,301
Correspondent purchased	4	1,376	4	1,008	2	871	3	918	5	1,093
Bulk purchased	2	689	6	1,465	7	2,194	10	2,782	10	3,137
Commercial	—	—	4	170	—	—	—	—	—	—
Consumer	20	340	25	362	25	437	27	567	28	513
	70	5,957	83	6,273	92	8,571	107	9,439	112	10,044

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.08%		0.08%		0.11%		0.12%		0.13%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	11	$634	16	$1,183	15	$1,057	18	$1,761	17	$1,584
Correspondent purchased	—	—	—	—	—	—	—	—	1	298
Bulk purchased	1	134	1	65	2	374	—	—	—	—
Commercial	6	363	1	7	1	7	2	1,712	2	1,776
Consumer	—	—	2	35	2	4	3	14	3	13
	18	1,131	20	1,290	20	1,442	23	3,487	23	3,671
Total non-performing loans	88	7,088	103	7,563	112	10,013	130	12,926	135	13,715

Non-performing loans as a percentage of total loans		0.10%		0.10%		0.13%		0.17%		0.18%

OREO:
One- to four-family:
Originated(2)	8	$414	8	$745	8	$546	5	$549	4	$588
Bulk purchased	—	—	—	—	—	—	1	322	1	322
Commercial	—	—	1	600	1	600	1	600	1	600
Consumer	1	98	—	—	—	—	—	—	—	—
	9	512	9	1,345	9	1,146	7	1,471	6	1,510
Total non-performing assets	97	$7,600	112	$8,908	121	$11,159	137	$14,397	141	$15,225

Non-performing assets as a percentage of total assets		0.08%		0.10%		0.12%		0.15%		0.16%

(1)	Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.

(2)	Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in special mention loans compared to December 31, 2018 was due primarily to one $50.0 million commercial participation real estate loan being classified as special mention during the quarter ended June 30, 2019. The loan relates to a recently opened large hotel and convention center in a high growth area in the central-southern United States. Management has identified credit weaknesses associated with this loan, including a debt service coverage ratio below policy, the development surrounding the hotel and convention center has been slower than initially anticipated, and construction delays have occurred. The Bank has personal guarantees from members of a financially strong borrowing group. Due to the identified credit weaknesses, management made the decision to classify the loan as special mention. Management continues to closely monitor the hotel and convention center and surrounding activities.  Included in substandard commercial loans at December 31, 2019 and September 30, 2019 were $3.8 million and $1.3 million, respectively, of loans added in the CCB acquisition which have since been renewed and on which the related purchase acquisition adjustments have been accreted; as such, these loans are now included in the Bank's ACL formula analysis model or are individually evaluated for impairment. There were no such loans at December 31, 2018.

	December 31, 2019		September 30, 2019		December 31, 2018
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$15,778	$25,376	$15,428	$23,783	$10,540	$30,758
Commercial	52,809	5,356	54,134	5,543	5,657	1,776
Consumer	375	683	283	758	211	859
	$68,962	$31,415	$69,845	$30,084	$16,408	$33,393

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
	(Dollars in thousands)
Balance at beginning of period	$9,226	$9,036	$8,619	$8,558	$8,463
Charge-offs:
One- to four-family	(18)	—	(45)	(10)	(46)
Commercial	(24)	(124)	—	—	—
Consumer	(6)	(9)	(16)	(2)	(10)
Total charge-offs	(48)	(133)	(61)	(12)	(56)
Recoveries:
One- to four-family	—	14	3	19	92
Commercial	27	5	17	25	2
Consumer	5	4	8	29	57
Total recoveries	32	23	28	73	151
Net (charge-offs) recoveries	(16)	(110)	(33)	61	95
Provision for credit losses	225	300	450	—	—
Balance at end of period	$9,435	$9,226	$9,036	$8,619	$8,558

Ratio of net charge-offs during the period
to average loans outstanding during the period	—%	—%	—%	—%	—%
Ratio of net (recoveries) charge-offs during the
period to average non-performing assets	0.19	1.09	0.26	(0.41)	(0.68)
ACL to non-performing loans at end of period	133.11	121.99	90.24	66.68	62.40
ACL to loans receivable, net at end of period	0.13	0.12	0.12	0.11	0.11
ACL to net charge-offs (annualized)	144.5x	21.1x	68.1x	N/M(1)	N/M(1)

(1)	This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below.  Each quarter, we prepare a formula analysis model which segregates the loan portfolio into categories based on certain risk characteristics.   Historical loss factors and qualitative factors are applied to each loan category in the formula analysis model.  The factors are reviewed by management quarterly to assess whether the factors adequately cover probable and estimable losses inherent in the loan portfolio.  The historical loss factors and qualitative factors continue to improve for our one- to four-family portfolio.  To the extent the commercial loan portfolio continues to grow and the inherent loss factors remain relatively constant and/or the asset quality declines, the related ACL amounts will likely increase. In addition to the formula analysis model, management considers several other internal and external data elements when evaluating the overall adequacy of the ACL.  Management considers the overall ACL to be adequate for the loan portfolio at December 31, 2019.

	At
	December 31,	September 30,	June 30,	March 31,	December 31,
	2019	2019	2019	2019	2018
	(Dollars in thousands)
One- to four-family:
Originated	$2,027	$1,982	$2,019	$2,157	$2,740
Correspondent purchased	1,200	1,203	1,275	1,392	1,748
Bulk purchased	612	687	742	802	836
Construction	20	18	17	16	21
Total	3,859	3,890	4,053	4,367	5,345
Commercial:
Commercial real estate	3,608	3,448	3,394	2,783	2,056
Commercial and industrial	710	472	256	224	55
Construction	1,100	1,251	1,182	1,081	923
Total	5,418	5,171	4,832	4,088	3,034
Consumer	158	165	151	164	179
Total	$9,435	$9,226	$9,036	$8,619	$8,558

ASU 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, replaces the current incurred loss impairment methodology in GAAP. The new impairment methodology requires an entity to measure, at each reporting date, the expected credit losses of financial assets not measured at fair value, such as loans and loan commitments, over their contractual lives. This ASU is effective for the Company on October 1, 2020. The Company is working with a third-party vendor solution to implement the new impairment methodology. While we are currently unable to reasonably estimate the impact of adopting this ASU, we expect the impact of adoption will be influenced by the composition of our loan and securities portfolios as well as the economic conditions and forecasts at the time of adoption.

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 77% of our securities portfolio at December 31, 2019. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2019			September 30, 2019			December 31, 2018
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$648,663	2.40%	2.8	$625,840	2.46%	2.9	$685,636	2.44%	3.1
U.S. government-sponsored enterprise debentures	274,994	2.03	0.8	249,828	2.15	0.7	243,550	2.20	1.8
Municipal bonds	17,050	1.60	0.9	18,371	1.63	1.0	22,845	1.57	1.6
Total fixed-rate securities	940,707	2.28	2.2	894,039	2.35	2.3	952,031	2.35	2.8

Adjustable-rate securities:
MBS	276,069	3.09	4.3	297,416	3.10	4.7	284,584	3.07	4.9
Total securities portfolio	$1,216,776	2.46	2.7	$1,191,455	2.54	2.9	$1,236,615	2.52	3.3

MBS: The following table summarizes the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL is the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$936,487	2.67%	3.5	$979,256	2.68%	3.4	$985,294	2.67%	3.7	$972,543	2.62%	3.6
Maturities and repayments	(72,635)			(70,865)			(74,335)			(62,702)
Net amortization of (premiums)/discounts	(248)			(270)			(375)			(310)
Purchases:
Fixed	74,359	2.05	3.8	25,214	1.93	3.2	23,620	2.74	3.8	28,921	2.89	5.1
Adjustable	—	—	—	—	—	—	40,362	2.79	4.5	43,776	2.69	4.3
Valuation transferred from HTM to AFS	—			3,039			—			—
Change in valuation on AFS securities	(646)			113			4,690			3,066
Ending balance - carrying value	$937,317	2.61	3.3	$936,487	2.67	3.5	$979,256	2.68	3.4	$985,294	2.67	3.7

Investment Securities: The following table summarizes the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$268,376	2.11%	0.8	$273,995	2.30%	1.0	$288,894	2.38%	1.0	$264,782	2.14%	1.8
Maturities, calls and sales	(51,175)			(80,690)			(65,781)			(76,635)
Net amortization of (premiums)/discounts	20			(13)			153			(39)
Purchases:
Fixed	75,000	1.90	1.7	75,000	2.02	1.1	50,000	2.60	1.0	99,809	2.67	0.7
Valuation transferred from HTM to AFS	—			47			—			—
Change in valuation on AFS securities	49			37			729			977
Ending balance - carrying value	$292,270	2.00	0.8	$268,376	2.11	0.8	$273,995	2.30	1.0	$288,894	2.38	1.0

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2019			September 30, 2019			December 31, 2018
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$368,311	—%	6.6%	$357,284	—%	6.4%	$348,867	—%	6.3%
Interest-bearing checking	745,436	0.08	13.3	717,121	0.09	12.8	729,712	0.07	13.1
Savings	358,817	0.09	6.4	321,494	0.05	5.8	350,089	0.06	6.3
Money market	1,192,972	0.69	21.4	1,198,343	0.70	21.5	1,256,302	0.72	22.6
Retail/business certificates of deposit	2,656,379	2.11	47.6	2,692,770	2.08	48.2	2,479,614	1.86	44.6
Public unit certificates of deposit	263,936	2.14	4.7	294,855	2.29	5.3	393,280	2.07	7.1
	$5,585,851	1.27	100.0%	$5,581,867	1.29	100.0%	$5,557,864	1.15	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of December 31, 2019.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$7,449	$2,286	$25	$—	$9,760	0.69%
1.00 – 1.99%	828,131	374,561	165,628	13,365	1,381,685	1.81
2.00 – 2.99%	600,437	271,542	375,583	281,063	1,528,625	2.40
3.00 – 3.99%	—	—	—	245	245	3.00
	$1,436,017	$648,389	$541,236	$294,673	$2,920,315	2.11

Percent of total	49.2%	22.2%	18.5%	10.1%
Weighted average rate	2.01	2.08	2.24	2.47
Weighted average maturity (in years)	0.5	1.5	2.6	3.7	1.4
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of term borrowings which includes FHLB advances, at par, and repurchase agreements, along with associated weighted average contractual and effective rates as of December 31, 2019.

	Term Borrowings Amount
Maturity by		Interest rate	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2020	$300,000	$440,000	2.01	2.46
2021	550,000	200,000	2.22	2.35
2022	200,000	—	2.23	2.23
2023	200,000	—	1.98	1.98
2024	100,000	—	3.39	3.39
2025	100,000	—	1.96	1.96
	$1,450,000	$640,000	2.17	2.37

(1)
Represents 12-month adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed each year until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 4.2 years at December 31, 2019.

(2)	The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

As of December 31, 2019, the Bank had $100.0 million outstanding, at a rate of 1.79%, on its FHLB line of credit which was not related to the leverage strategy. The average outstanding balance of FHLB line of credit borrowings during the current quarter was $100.9 million at an average rate of 1.94%.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of December 31, 2019.

	Retail/Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2020	$264,425	1.77%	$110,233	2.02%	$65,000	2.57%	$439,658	1.95%
June 30, 2020	416,352	2.09	72,526	2.21	200,000	2.36	688,878	2.18
September 30, 2020	259,089	2.08	37,228	2.24	475,000	2.49	771,317	2.34
December 31, 2020	269,903	1.96	6,261	1.94	350,000	2.38	626,164	2.19
	$1,209,769	1.99	$226,248	2.12	$1,090,000	2.43	$2,526,017	2.19

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2019			September 30, 2019			June 30, 2019			March 31, 2019
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$2,140,000	2.38%	2.6	$2,140,000	2.35%	2.6	$2,240,000	2.29%	2.8	$2,181,186	2.31%	3.0
Maturities:
FHLB advances	(350,000)	2.40		(375,000)	2.38		(200,000)	2.11		—	—
CCB acquisition - junior subordinated debentures assumed (redeemed)	—	—	—	—	—	—	—	—	—	(6,186)	10.60	11.5
New FHLB borrowings:
Fixed-rate	100,000	1.96	5.0	100,000	2.14	4.0	—	—	—	—	—	—
Interest rate swaps(1)	200,000	2.57	2.5	275,000	2.70	4.5	100,000	3.09	9.0	65,000	2.57	5.0
Ending balance	$2,090,000	2.37	2.6	$2,140,000	2.38	2.6	$2,140,000	2.35	2.6	$2,240,000	2.29	2.8

(1)
Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At December 31, 2019, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $251.9 million, or 2.73% of total assets, compared to $487.4 million, or 5.22% of total assets, at September 30, 2019. The decrease in the one-year gap amount was due primarily to a decrease in the amount of cash held at December 31, 2019 compared to September 30, 2019, as well as higher interest rates as of December 31, 2019 compared to September 30, 2019. As interest rates increase, borrowers have less economic incentive to refinance their mortgages and agency debt issuers have less economic incentive or opportunity to exercise their call options in order to issue new debt at lower interest rates, resulting in lower projected cash flows on these assets.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2019, the Bank's one-year gap is projected to be $(523.0) million, or (5.66)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated cash flows in the higher rate environment. This compares to a one-year gap of $(361.8) million, or (3.87)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2019.

During the current quarter, loan repayments totaled $403.4 million and cash flows from the securities portfolio totaled $123.8 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and repriced into current market interest rates during the current quarter were $798.9 million, including $350.0 million in FHLB borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of December 31, 2019 was 1.5 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of December 31, 2019 was 2.6 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

The Bank uses the securities portfolio to shorten the average life of the Bank's assets. Security purchases over the past few years have primarily been focused on callable agency debentures with maturities no longer than five years, shorter duration MBS, and adjustable-rate MBS. These securities have a shorter average life and provide a steady source of cash flow that can be reinvested in higher-yielding assets as interest rates rise.

In addition to these wholesale strategies, the Bank has sought to increase non-maturity deposits. Non-maturity deposits are expected to reduce the risk of higher interest rates because their interest rates are not expected to increase significantly as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

Over the last few years, the Bank has priced long-term certificates of deposit more aggressively than short-term certificates of deposit with the goal of giving customers incentive to move funds into longer-term certificates of deposit when interest rates were lower. Like non-maturity deposits, longer-term certificates of deposit are expected to reduce the risk of higher interest rates when market interest rates rise. Late in the third quarter of fiscal year 2019 and during the fourth quarter of fiscal year 2019, the Bank began pricing short-term certificates of deposit more aggressively as the Bank reduced its usage of public unit certificates of deposit, which are generally large dollar, short-term funds. This strategy was intended to allow the Bank to more quickly reprice certificate of deposit funds lower if rates were to decrease and/or competitors reduced rates. Beginning in late November 2019 and continuing into December 2019, the Bank reduced offered rates on several certificate of deposit terms. These reductions did not negatively impact the Bank's overall retention rate for fixed-rate certificates of deposit that subsequently matured. Management closely monitors market/competitor deposit rates and our certificate of deposit cash flows and retention rates and will continue to adjust rates as necessary to maintain the certificate of deposit balance while also considering the related costs and benefits associated with any rate changes.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2019. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$292,270	2.00%	0.6	23.8%	3.3%
MBS - fixed	655,594	2.40	3.2	53.3	7.4
MBS - adjustable	281,723	3.09	2.5	22.9	3.2
Total securities	1,229,587	2.46	2.4	100.0%	13.9
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,047,049	3.11	3.7	14.1%	11.9
> 15 years	4,462,057	3.85	5.7	60.1	50.6
Fixed-rate commercial	436,391	4.53	3.1	5.9	4.9
All other fixed-rate loans	53,461	4.92	3.8	0.7	0.6
Total fixed-rate loans	5,998,958	3.78	5.1	80.8	68.0
Adjustable-rate one- to four-family:
<= 36 months	209,262	2.54	2.8	2.8	2.4
> 36 months	790,088	3.32	2.2	10.6	9.0
Adjustable-rate commercial	311,848	4.94	7.1	4.2	3.5
All other adjustable-rate loans	114,678	5.38	1.7	1.6	1.3
Total adjustable-rate loans	1,425,876	3.72	3.4	19.2	16.2
Total loans receivable	7,424,834	3.77	4.8	100.0%	84.2
FHLB stock	99,861	7.31	1.6		1.1
Cash and cash equivalents	70,703	1.55	—		0.8
Total interest-earning assets	$8,824,985	3.62	4.4		100.0%

Non-maturity deposits	$2,665,536	0.34	13.8	47.7%	34.3%
Retail/business certificates of deposit	2,656,379	2.11	1.5	47.6	34.2
Public unit certificates of deposit	263,936	2.14	0.5	4.7	3.4
Total deposits	5,585,851	1.27	7.3	100.0%	71.9
Term borrowings	2,090,000	2.37	2.6	95.4%	26.8
FHLB line of credit	100,000	1.79	—	4.6	1.3
Total borrowings	2,190,000	2.35	2.5	100.0%	28.1
Total interest-bearing liabilities	$7,775,851	1.57	6.0		100.0%

Average Balance Sheets

The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related annualized weighted average yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing annualized income by the average balance of the related assets, and weighted average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,543,298	$58,361	3.57%	$6,555,089	$58,798	3.59%	$6,793,226	$60,983	3.59%
Commercial loans	766,232	9,657	4.94	755,015	9,500	4.93	589,346	7,602	5.05
Consumer loans	130,253	1,896	5.77	132,457	2,068	6.19	139,373	2,187	6.23
Total loans receivable(1)	7,439,783	69,914	3.75	7,442,561	70,366	3.77	7,521,945	70,772	3.75
MBS(2)	933,448	6,102	2.61	942,402	6,293	2.67	1,007,645	6,523	2.59
Investment securities(2)(3)	284,587	1,507	2.12	280,629	1,585	2.26	282,256	1,441	2.04
FHLB stock	98,384	1,826	7.36	114,681	2,156	7.46	108,227	1,971	7.23
Cash and cash equivalents(4)	162,126	687	1.66	492,481	2,885	2.29	304,893	1,714	2.20
Total interest-earning assets(1)(2)	8,918,328	80,036	3.58	9,272,754	83,285	3.58	9,224,966	82,421	3.56
Other non-interest-earning assets	427,858			418,955			367,755
Total assets	$9,346,186			$9,691,709			$9,592,721

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,085,818	170	0.06	$1,076,014	164	0.06	$1,050,474	144	0.05
Savings	357,674	79	0.09	323,916	41	0.05	349,406	57	0.06
Money market	1,173,545	2,063	0.70	1,224,776	2,171	0.70	1,246,809	2,172	0.69
Retail/business certificates	2,681,081	14,111	2.09	2,604,296	13,276	2.02	2,499,056	11,455	1.82
Wholesale certificates	275,941	1,539	2.21	310,940	1,819	2.32	383,860	1,897	1.96
Total deposits	5,574,059	17,962	1.28	5,539,942	17,471	1.25	5,529,605	15,725	1.13
Borrowings(5)	2,233,327	13,377	2.36	2,637,814	16,003	2.39	2,513,284	14,395	2.26
Total interest-bearing liabilities	7,807,386	31,339	1.59	8,177,756	33,474	1.62	8,042,889	30,120	1.48
Other non-interest-bearing liabilities	206,253			180,365			167,205
Stockholders' equity	1,332,547			1,333,588			1,382,627
Total liabilities and stockholders' equity	$9,346,186			$9,691,709			$9,592,721

Net interest income(6)		$48,697			$49,811			$52,301
Net interest rate spread(7)(8)			1.99			1.96			2.08
Net interest-earning assets	$1,110,942			$1,094,998			$1,182,077
Net interest margin(8)(9)			2.18			2.15			2.27
Ratio of interest-earning assets to interest-bearing liabilities			1.14x			1.13x			1.15x

Selected performance ratios:
Return on average assets (annualized)(8)			0.96%			0.92%			1.02%
Return on average equity (annualized)(8)			6.76			6.72			7.05
Average equity to average assets			14.26			13.76			14.41
Operating expense ratio(10)			1.13			1.09			1.12
Efficiency ratio(8)(11)			48.89			47.30			46.40
Pre-tax yield on leverage strategy(12)			—			0.03			0.03

(1)	Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.

(2)	AFS securities are adjusted for unamortized purchase premiums or discounts.

(3)
The average balance of investment securities includes an average balance of nontaxable securities of $17.3 million, $19.8 million and $23.5 million for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively.

(4)
There were no cash and cash equivalents related to the leverage strategy during the quarter ended December 31, 2019. The average balance of cash and cash equivalents includes an average balance of cash related to the leverage strategy of $380.0 million and $218.0 million for the quarters ended September 30, 2019 and December 31, 2018, respectively.

(5)
There were no borrowings related to the leverage strategy during the quarter ended December 31, 2019. Included in this line, for the quarters ended September 30, 2019 and December 31, 2018, are FHLB borrowings related to the leverage strategy with an average outstanding balance of $397.8 million and $228.3 million, respectively, and interest paid of $2.6 million and $1.4 million, respectively, at a weighted average rate of 2.52% and 2.36%, respectively, and borrowings not related to the leverage strategy with an average outstanding balance of $2.24 billion and $2.29 billion, respectively, and interest paid of $13.4 million and $13.0 million, respectively, at a weighted average rate of 2.37% and 2.25%, respectively. The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.

(6)
Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(7)	Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(8)
The table below provides a reconciliation between certain performance ratios presented in accordance with GAAP and the performance ratios excluding the effects of the leverage strategy, which are not presented in accordance with GAAP. Management believes it is important for comparability purposes to provide the performance ratios without the leverage strategy because of the unique nature of the leverage strategy. The leverage strategy reduces some of our performance ratios due to the amount of earnings associated with the transaction in comparison to the size of the transaction, while increasing our net income.

	For the Three Months Ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted	Actual	Leverage	Adjusted
	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)	(GAAP)	Strategy	(Non-GAAP)
Return on average assets (annualized)	0.96%	—%	0.96%	0.92%	(0.04)%	0.96%	1.02%	(0.02)%	1.04%
Return on average equity (annualized)	6.76	—	6.76	6.72	0.01	6.71	7.05	—	7.05
Net interest margin	2.18	—	2.18	2.15	(0.09)	2.24	2.27	(0.05)	2.32
Net interest rate spread	1.99	—	1.99	1.96	(0.09)	2.05	2.08	(0.05)	2.13
Efficiency Ratio	48.89	—	48.89	47.30	0.01	47.29	46.40	0.01	46.39

(9)	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

(10)	The operating expense ratio represents annualized non-interest expense as a percentage of average assets.

(11)	The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.

(12)	The pre-tax yield on the leverage strategy represents annualized pre-tax income resulting from the transaction as a percentage of the average interest-earning assets associated with the transaction.